Exhibit 10.K
JOHNSON CONTROLS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
     In consideration of the employment of the undersigned employee (“Executive”) by Johnson Controls, Inc., or its affiliated companies (“Company”), it is agreed between Executive and Company as follows in lieu of any other agreements or commitments relating to such employment, whether written or oral and whether past or present, unless expressly included or incorporated herein:
     1. DUTIES. The Company agrees to employ Executive as a manager with duties and responsibilities which the Company acting either through its Board of Directors or its Chief Executive Officer, its sole discretion believes are appropriate to Executive’s skills, training and experience. Executive agrees to perform such assigned duties by devoting full time, due care, loyalty and best efforts thereto and complying with all applicable laws and the requirements of the Company’s policies and procedures on employee conduct, including but not limited to the Ethics and no-harassment policies.
     2. TERM. This Agreement will be for an initial period of one year, and will thereafter automatically renew for successive one-year periods unless terminated as provided in Section 4, replaced or amended as provided in Section 5, or superceded as provided in Section 6.
     3. COMPENSATION. Executive shall be paid or be eligible for the base salary, bonuses, and benefits set forth in Exhibit A, subject to the terms and conditions set forth in this Section, Exhibit A and in Section 4. The salary, benefits, and bonuses will be reviewed and adjusted periodically in accordance with the Company’s policies then in existence. Those policies and any benefit and bonus programs may be amended from time to time at the Company’s discretion.
     4. TERMINATION. Executive’s employment with the Company may be terminated as follows, and Executive’s sole right to receive compensation, benefits, or bonuses after the termination shall be exclusively as set forth below. At the time of any such termination, upon request of the Company, such Executive agrees to resign in writing from all positions and board memberships of the Company and its subsidiaries and affiliates.
     (a) DEATH. If Executive dies during the term of this Agreement, this Agreement shall terminate and the Company shall be obligated to pay a lump sum payment equal to six (6) months of Executive’s monthly base salary to the beneficiaries set out in Exhibit A, or to his estate if no beneficiaries have been designated, no later than thirty (30) days after the date of the Executive’s death. However, all benefit plans or bonuses in effect upon Executive’s death shall operate m accordance with their terms covering death of the Executive or terminate immediately if silent.
     (b) DISABILITY. If Executive becomes disabled during the term of this Agreement, the Company may terminate Executive’s employment and this Agreement, and Executive’s sole remedy shall be to the Company’s Short and Long Term Disability

Policies m effect at that time and Executive’s “disability” shall be determined in accordance with such plan provisions. All other bonuses and benefits m effect at that time shall operate in accordance with their provisions relating to disability or terminate if there is no such provision.
     (c) BY EMPLOYEE. Executive may terminate his or her employment and this Agreement at any time for any reason, including resignation or retirement. All compensation, bonuses, or benefits in effect at that time shall cease as of the date of termination, unless specifically provided otherwise with respect to voluntary terminations in the applicable bonus or benefit policies. Without limiting the Company’s discretion generally, the Company specifically reserves the right to grant or not grant stock options, restricted stock, bonuses or other awards to an employee who has voluntarily terminated employment or announced his intention to do so.
     (d) FOR CAUSE. The Company may terminate Executive for theft, dishonesty, fraudulent misconduct, violation of Section 7 or 8 of this Agreement, gross dereliction of duty, grave misconduct injurious to the Company or serious violation of the law or the Company’s policies and procedures on employee conduct. In the event the Company terminates Executive for cause hereunder, the Executive shall not be due any compensation, bonuses or benefits after the Termination Date unless earned in full prior to such date in accordance with the applicable provisions of the plan or plans. The Company, if allowed by law, may set off losses, fines or damages the Executive has caused it as a result of such misconduct.
     (e) WITHOUT CAUSE. The Company, acting through its Board of Directors or through its Chief Executive Officer, may terminate Executive for any reason other than as set out in Sec. 4. a. - d. In such an event, Executive shall receive a severance allowance under the Company’s severance policy in effect at that time provided Executive signs a full release in form and substance acceptable to the Company; however, in no event shall such benefits be less than Executive’s base salary for one (1) year or twice the severance payments provided under the then current severance policy, whichever is greater. The severance payment shall be paid in a single sum as soon as practicable, but in no event more than ten (10) business days, following the date of Executive’s separation from service. Executive shall also receive any bonus or benefits in effect at that time under plan provisions for terminations without cause or none if such plans are silent. For purposes hereof, whether Executive has separated from service will be determined pursuant to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, which will generally occur when the Executive terminates employment from the Company and its affiliates (within the meaning of Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended, provided that the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears in the regulations thereunder). Executive will be presumed to have terminated employment when the level of bona fide services provided by Executive to the Company and its affiliates permanently decreases to a level of twenty percent (20%) or less of the level of services rendered by Executive, on average, during the immediately preceding 36 months (or such lesser period of service); provided that if Executive takes a leave of absence from the Company or an affiliate for purposes of military leave, sick leave or other bona fide leave of absence. Executive will not be deemed to have a separation from service for the first six (6) months of the leave of absence, or if longer, for so long as Executive’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to Executive’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six (6) months or more, and such impairment causes Executive to be unable to perform the duties of his position with the Company or an affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of twenty-nine (29) months without causing a separation from service.
     5. AMENDMENT. The Company may at any time in its discretion amend, modify or replace this Agreement; however, such changes shall not reduce the benefits provided Executive for termination without cause under Sec. 4.e.
     6. CHANGE OF CONTROL. In the event there is a “change of control” in the Company, as such term is defined in the Agreement attached as Exhibit B, then the Agreement set forth in Exhibit B shall supersede and replace this Agreement in all respects.
     7. NONCOMPETITION. (a) Executive agrees that for a period of one year after the termination of active employment hereunder, he shall not, except as permitted by the Company’s prior written consent, in any capacity in which Confidential
Information or Trade Secrets of the Company would reasonably be regarded as useful, engage in, be employed by, or in any way advise or act for any business which is a competitor of the Company with respect to the products or services provided by any division or group within the Company to which Executive devoted substantial attention in the year preceding termination of employment with the Company, and within the national and international geographic markets served by any such division or group. This restriction shall also apply to any ownership or other financial interest in such a competitor except the ownership of less than five percent of the shares of any corporation whose shares are listed on a recognized stock exchange or trade in an over-the-counter market. Depending on the scope of Executive’s responsibilities in the year preceding termination of employment with the Company, this covenant could potentially apply to a geographic area coextensive with the Company’s operations, including but not limited to all of North America and the European Economic Community. This covenant shall survive the termination of this Agreement.
     (b) REMEDIES. The Executive acknowledges and agrees that the terms of Section 7 and 8: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the

Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The Parties further acknowledge and agree that the provisions of Section 10(d) below are accurate and necessary because (A) this Agreement is entered into in the State of Wisconsin, (B) as of the Effective Date, Wisconsin will have a substantial relationship to the Parties and to this transaction, (C) as of the date of this Agreement, Wisconsin is the headquarters state of the Company, which has operations globally and has a compelling interest in having its employees treated uniformly, (D) the use of Wisconsin law provides certainty to the Parties in any covenant litigation in the United States, and (E) enforcement of the provision of this Section 7 would not violate any fundamental public policy of Wisconsin or any other jurisdiction. If any of the provisions of Sections 7 or 8 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of Sections 7 or 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
     8. CONFIDENTIAL INFORMATION. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During employment and for two years after termination of the Executive’s employment with the Company, the Executive, except as may otherwise be required by law or legal process, shall not use any such information except on behalf of the Company and shall not communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. This covenant shall survive the termination of this Agreement. Nothing in this paragraph is intended or shall be construed to limit in any way Executive’s independent duty not to misappropriate Trade Secrets of the Company.
     (b) “Trade Secret” means information of the Company, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts by the Company to maintain its secrecy that are reasonable under the circumstances. During employment with the Company, Executive shall preserve and protect Trade Secrets of the Company from unauthorized use or disclosure, and after termination of such employment, Executive shall not use or disclose any Trade Secret of the Company until such time as that Trade Secret is no longer a secret as a result of circumstances other than a misappropriation involving the Executive.
     9. MANDATORY ARBITRATION. As a condition of his employment with the Company, and in consideration for that employment, Executive agrees that if he has any legal disputes with the Company or its supervisors, managers, directors, or agents concerning his employment or termination of employment, those disputes will be brought and resolved exclusively through binding arbitration. For example, any claims by the Executive that he has been demoted, denied promotion, or discharged because of age discrimination, race discrimination, or unlawful retaliation will be resolved through binding arbitration. Arbitrations involving employment issues under this provision will be conducted pursuant to the terms and conditions of the Company’s Employment Dispute Resolution Program (copy attached), except that use of arbitration under the Program to resolve employment disputes will be mandatory rather than voluntary. Arbitrations under this agreement will be conducted pursuant to the procedural rules established for resolving employment disputes by the American Arbitration Association (copy available). By signing this Agreement, Executive releases and waives any right he has to resolve employment disputes (including claims of unlawful discharge) through filing a lawsuit in court, and agrees instead that the disputes will be resolved exclusively though binding arbitration. Because Executive is giving up the legal right to file a lawsuit against the Company or its supervisors, managers, directors, or agents involving any and all legal disputes arising from his employment or termination of employment, the Company encourages him to consult with an attorney prior to signing this Agreement. Executive understands that he has twenty-one days to consider whether to sign this agreement. If he signs it, for a period of seven days following the signing he may revoke the agreement. In order to make the revocation effective, he must deliver a signed revocation to the Company within the seven-day revocation period. Notwithstanding the foregoing, Executive agrees that the Company may seek enforcement of Sections 7 and 8 of this Agreement by filing an action in a court of competent jurisdiction seeking temporary, preliminary and permanent injunctive relief and such other relief as may be necessary to protect the Company from threatened, imminent, or existing irreparable harm.
     10. MISCELLANEOUS. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Executive hereby grants the Company unlimited authority to assign its rights under this Agreement and consents to any and all such assignments.
     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially of the business and/or assets of the Company to assume expressly and agree to perform this

Agreement in the same manner and at the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
     (e) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
To the address appearing immediately below Executive’s signature.
If to the Company
Johnson Controls, Inc.
5757 North Green Bay Avenue
Milwaukee, WI 53209
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (f) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (g) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, Johnson Controls, Inc. has caused these presents to be executed in its name on its behalf, all as of the day and year written below.

Executive:

Address:

JOHNSON CONTROLS, INC.

By:

Stephen A. Roell, CEO
Date:

JOHNSON CONTROLS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
EXHIBIT A

Executive:

Base Salary:	$

Benefits:
Executive is eligible to participate in the following benefits provided by Johnson Controls, Inc., in addition to those benefits provided all salaried employees. However, Executive is not assured an award under any such benefit in any year. Each award will be granted each year in accordance with the terms of the benefit plan.

Participation:
Participant is subject to the applicable terms of the plan. In addition to any vesting and/or forfeiture provision that may apply under the applicable plan, the Company reserves the right, at its discretion, to revoke or forfeit some or all of the stock options, restricted stock or other stock based awards with respect to a fiscal year, and/or to pay all, some, or no bonuses with respect to a fiscal year if the Executive voluntarily resigns his/her employment or is discharged for cause prior to the end of the applicable fiscal year. In all other instances, the terms of the respective plans shall apply.

Beneficiaries:
The following beneficiaries will receive death benefits provided under the above benefits unless beneficiaries have been designated under a specific Benefit plan by the Executive. If more than one beneficiary is listed, each beneficiary, if living at the time of payment, will share equally, unless an unequal allocation has been expressly indicated.

Name:	Relationship

Name:	Relationship

Name:	Relationship

Name:	Relationship

EXHIBIT B
JOHNSON CONTROLS, INC.
CHANGE OF CONTROL
EXECUTIVE EMPLOYMENT AGREEMENT
          AGREEMENT by and between Johnson Controls, Inc. a Wisconsin corporation (the “Company”) and Executive Name (the “Executive”), dated                     .
          The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.
          NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     11. Certain Definitions.
     (a) (i) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b) on which a Change of Control (as defined in Section 2) occurs. (ii) Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated or the Executive ceases to be an officer of the Company prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or cessation of status as an officer (A) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (B) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment or cessation of status as an officer.
     (b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the second anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate two years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.
     (c) A “Change of Control” shall mean the first to occur of the following events:
     i. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (I) any acquisition directly from the Company, (II) any acquisition by the Company, (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company, or (IV) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(c)(iii)(A), 1(c)(iii)(B) and 1(c)(iii)(C);
     ii. Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
     iii. Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or an Affiliated Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
     iv. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     (d) As used in this Agreement, the term “Affiliated Company” or “Affiliated Companies” shall include any company or companies controlled by, controlling or under common control with the Company; provided that when determining when the Executive has experienced a Separation from Service for purposes of this Agreement, control shall be determined pursuant to Code Section 414(b) or 414(c), except that the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” in each place it appears in the regulations thereunder.
     (e) “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code shall be deemed to include any successor provision thereto.
     (f) “Separation from Service” shall mean the Executive’s Termination of Employment, except that if the Executive continues to provide services following his or her Termination of Employment, such later date as is considered a separation from service, within the meaning of Code Section 409A, from the Company and its Affiliated Companies. Specifically, if the Executive continues to provide services to the Company or an Affiliated Company in a capacity other than as an employee, such shift in status is not automatically a Separation from Service.
     (g) For purposes of this Agreement, the Executive will be considered a “Specified Employee” if, on the date of the Executive’s Separation from Service, the

Executive is a key employee of the Company or an affiliate of the Company (within the meaning of Code Section 414(b) or (c)) any of the stock of which is publicly traded on an established securities market or otherwise. The Executive is considered a key employee for the 12-month period beginning on the first day of the fourth month following the key employee identification date, which is December 31 of each year, such that if the Executive satisfies the requirements for key employee status as of December 31 of a year, the Executive shall be treated as a key employee for the 12-month period beginning April 1 of the following calendar year. The Executive will meet the requirements for key employee status as of December 31 of a year if the Executive meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations under Code Section 416, but disregarding Code Section 416(i)(5), at any time during the 12-month period ending on such December 31. For purposes of determining whether the Executive is a key employee, the definition of compensation under Treasury Regulation §1.415-2(a) shall be used, applied as if the Company and its affiliates were not using any safe harbor under Treasury Regulation §1.415-2(d), any of the special timing rules of Treasury Regulation §1.415-2(e) or any of the special rules provided in Treasury Regulation §1.415-2(g).
          In lieu of the foregoing, if, in the transaction constituting a Change of Control, the Company is merged with or acquired by another entity, and immediately following the Change of Control the stock of either the Company or the acquirer or successor in such transaction is publicly traded on an established securities market or otherwise, then the Executive shall be considered a key employee for the period between the effective date of such transaction and the next specified employee effective date of the acquirer or survivor if the Executive is on the combined list of the specified employees of each entity participating in the transaction, as re-ordered to identify the top 50 key employees (as well as 1% and 5% owners that are considered key employees) in accordance with Treasury Regulations §1.409A-1(i)(6)(i).
     (h) For purposes of this Agreement, the Executive’s “Termination of Employment” (or variations thereof, such as “Terminates Employment” or “Employment Termination”) shall occur when the Executive permanently ceases to perform services for the Company and its Affiliated Companies as an employee or when the level of bona fide services the Executive performs as an employee of the Company and its Affiliated Companies permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) for the Company and its Affiliated Companies over the immediately preceding thirty-six (36)-month period (or such lesser period of services). Notwithstanding the foregoing, if the Executive takes a leave of absence for purposes of military leave, sick leave or other bona fide reason, the Executive will not be deemed to have experienced a Termination of Employment for the first six (6) months of the leave of absence, or if longer, for so long as the Executive’s right to reemployment is provided either by statute or by contract, including this Agreement; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended by the Company for up to twenty-nine (29) months without causing a Termination of Employment.
     12. Employment Period. The Company hereby agrees to continue the Executive in its employ for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”), subject to the provisions of Section 4.
     13. Terms of Employment. (a) Position and Duties. i. During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.
     ii. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
     (b) Compensation. i. Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its Affiliated Companies for any month during the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its Affiliated Companies. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.
     ii. Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the average annualized (for any fiscal year consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) bonuses paid or payable, including any amount that would have been paid or have been payable were it not for a mandatory or voluntary deferral of such amount, including pursuant to the Annual and Long-Term Incentive Plans or any counterpart or successor plan(s) thereto, to the Executive by the Company and its Affiliated Companies in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (the “Recent Average Bonus”). Each such Annual Bonus shall be paid no later than the fifteenth (15th) day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with the terms of any deferred compensation plan then in effect.
     iii. Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliated Companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies. The amount payable to the Executive under any such incentive program(s) for any performance period will be reduced (but not below zero) by the amount of the Annual Bonus paid or payable to the Executive for such performance period in accordance with Section 3(b)(ii) above. Any amounts thereafter payable to the Executive under the incentive program(s) for any performance period shall be paid no later than the fifteenth (15th) day of the third month of the fiscal year next following the fiscal year that includes the performance period for which such payments are awarded.

     iv. Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliated Companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel, accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its Affiliated Companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliated Companies.
     v. Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its Affiliated Companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.
     vi. Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its Affiliated Companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.
     vii. Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliated Companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies.
     viii. Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliated

Companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer incentives of the Company and its Affiliated Companies.
     14. Termination of Employment. (a) Death or Disability. The Executive’ shall Terminate Employment automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive or his legal representative written notice in accordance with Section 11(b) of this Agreement of its intention to Terminate the Executive’s Employment. In such event, the Executive’s Termination of Employment shall occur effective on the 30th day after receipt of such notice by the Executive or his legal representative (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full time basis for 180 consecutive business days as a result of a medically determinable physical or mental impairment that can be expected to result in death or is otherwise total and permanent as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
     (b) Cause. The Company may Terminate the Employment of the Executive during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) repeated violations by the Executive of the Executive’s obligations under Section 3(a) of this Agreement (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations or (ii) the conviction of the Executive of a felony involving moral turpitude. For purposes of this Section 4(b), no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company (or any act which the Executive omits to do because of the Executive’s reasonable belief that such act would violate law or the Company’s standards of ethical conduct in its corporate policies) shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive committed the conduct described in Section 4(b)(i) or 4(b)(ii), and specifying the particulars thereof in detail.
     (c) Without Cause. The Company may Terminate the Employment of Executive during the Employment Period without Cause, in which event, without limitation, the provisions of Section 5 shall apply.
     (d) Good Reason. The Executive may Terminate Employment for Good Reason during the Employment Period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:
     i. the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
     ii. any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
     iii. the Company’s requiring the Executive to be based at any office or location other than that described in Section 3(a)(i)(B) hereof;
     iv. any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement;
     v. any failure by the Company to comply with and satisfy Section 10(c) of this Agreement; or
     vi. the Company’s request that the Executive perform any illegal, or wrongful act in violation of the Company ‘s code of conduct policies.
For purposes of this Section 4(d), any good faith determination of “Good Reason” made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a Termination of Employment by the Executive for any reason or no reason during the 30-day period immediately following the first anniversary of the

Effective Date shall be deemed to be a Termination of Employment by the Executive for Good Reason for all purposes of this Agreement.
     (e) Without Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive without Good Reason.
     (f) Notice of Termination. Any Termination of the Executive’s Employment by the Company or by the Executive shall be communicated by a Notice of Termination given to the other party hereto. Such Notice of Termination shall satisfy the requirements set forth in Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement which is relied upon as a basis for the Termination of the Executive’s Employment, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination of the Executive’s Employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall not be more than fifteen (15) days after the date the Notice of Termination is tendered to the other party). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights under this Agreement. Subject to the provisions of Section 5, the Executive’s Employment Period ends at 11:59 p.m. on the Executive’s Date of Termination.
     (g) Date of Termination. “Date of Termination” means the date of which the Executive’s Termination of Employment occurs, as follows: (i) if the Executive’s Termination of Employment is by the Company for Cause, or by the Executive for Good Reason or for other than Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s Termination of Employment is by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination and (iii) if the Executive’s Termination of Employment is by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.
     15. Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Executive’s Termination of Employment shall be by Company other than for Cause or Disability or by the Executive for Good Reason:
     i. the Company shall pay to the Executive in a lump sum in cash the aggregate of the following amounts (such aggregate amounts shall be hereinafter referred to as the “Special Termination Amount”):
     (1) the sum of (1) the Executive’s Annual Base Salary through the Date of Termination and any Annual Bonus(es) that relate to performance periods that have ended on or before the Date of Termination, (2) the product of (x) the higher of (I) the Recent Average Bonus and (II) the Annual Bonus paid or payable, including any amount that would have been paid or would be payable were it not for a mandatory or voluntary deferral of such amount (and annualized for any fiscal year consisting of less than twelve full months or for which the Executive has been employed for less than twelve full months) for the most recently completed fiscal year during the Employment Period, if any (the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 (provided that, if the Executive’s Date of Termination is the same day as a Change of Control occurs as defined in the Annual and Long-Term Incentive Plans or any counterpart or successor plans thereto, the amount payable under this clause (2) shall be reduced (but not below zero) by the amounts paid or payable under such plans as a result of the Change of Control); and (3) any accrued vacation pay; in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and
     (2) the amount equal to the product of (1) three and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and
     (3) a separate lump-sum supplemental retirement benefit equal to:
     (1) if the Executive is participating in the Johnson Controls, Inc. Pension Plan (or any successor plan thereto) (the “Pension Plan”) and/or is accruing a supplemental defined benefit amount under the Johnson Controls, Inc. Restoration Benefit Plan (the “Restoration Plan”) or any other supplemental and/or excess retirement plan that provides a defined benefit-type accrual for the Executive (the “SERP”) as of the Effective Date, the amount, if any, by which (A) the actuarial equivalent single-sum value (utilizing for this purpose the actuarial assumptions utilized to determine lump sum payments as of the Date of Termination with respect to the Pension Plan) of the benefit payable under the Pension Plan, the related defined benefit component of the Restoration Plan or any other SERP which the Executive would receive if the Executive’s employment continued at the compensation level provided for in Sections 3(b)(i) and 3(b)(ii) of this Agreement until the second anniversary of the Effective Date, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas and the actuarial assumptions are no less advantageous to the Executive than those most favorable to the Executive and in effect during the 90-day period immediately preceding the Effective Date and assuming that the benefits commence on the earliest date following Termination of Employment on which the Executive would be eligible to commence benefits under the Pension Plan, exceeds (B) the actuarial equivalent single-sum value (utilizing for this purpose the same actuarial assumptions as were utilized in clause (1) above) of the Executive’s actual benefit (paid or payable) with payment assumed to have commenced at the same time as under clause (1) above, if any, under the Pension Plan, the Restoration Plan and the SERP; or
     (2) if the Executive is participating in the Johnson Controls, Inc. Savings and Investment (401k) Plan, or any successor plan thereto (the “SIP”), and/or is eligible for any supplemental defined contribution benefits under the Restoration Plan or any other supplemental or excess retirement plan that provides a defined contribution-type benefit for the Executive (the “DC SERP”) as of the Effective Date, the amount equal to the Company non-matching and non-elective deferral contributions that would have been made for the Executive under the SIP, the Restoration Plan and the DC SERP if the Executive’s employment continued at the compensation level provided for in Sections 3(b)(i) and 3(b)(ii) of this Agreement until the second anniversary of the Effective Date, assuming for this purpose that the Executive’s accounts are fully vested and that the contribution formulas are no less advantageous to the Executive than those most favorable to the Executive and in effect during the 90-day period immediately preceding the Effective Date, but determined without regard to any interest such amounts would have earned until the second anniversary of the Effective Date.
          Such lump sum shall be paid within thirty (30) business days after the Executive’s Separation from Service, provided that (x) if the Executive is a Specified Employee, payment will be delayed until no earlier than six (6) months and no later than seven (7) months after the date of the Executive’s Separation from Service, and if so delayed, such payment shall be accompanied by a payment of interest at an annual rate equal to the “prime rate” as published from time to time by The Wall Street Journal, such rate changing as and when such published rate changes (the “Prime Rate”), compounded quarterly, and (y) if the Effective Date is prior to a Change of Control pursuant to Section 1(a)(ii), payment will be made within thirty (30) business days following the Change of Control.
     ii. until the second anniversary of the Effective Date, or such longer period as any plan, program, practice or policy may provide, the Company shall continue welfare benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(b)(iv) of this Agreement if the Executive’s Employment had not been Terminated in accordance with the most favorable plans, practices, programs or policies of the Company and its Affiliated Companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliated Companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the second anniversary of the Effective Date and to have retired on the last day of such period. With respect to the foregoing:
     (1) If applicable, following the end of the COBRA continuation period, if such health care coverage is provided under a health plan that is subject to Code Section 105(h), benefits payable under such health plan shall comply with the requirements of Treasury regulation section 1.409A-3(i)(1)(iv)(A) and (B) and, if necessary, the Company shall amend such health plan to comply therewith. The continuation of health care coverage hereunder shall count as COBRA continuation coverage;
     (2) If the Executive is a Specified Employee, then during the first six (6) months following the Executive’s Separation from Service, the Executive shall pay the Company for any life insurance coverage that provides a benefit in excess of $50,000 under a group term life insurance policy. After the end of such six (6)-month period, the Company shall make a cash payment to the Executive equal to the aggregate premiums paid by the Executive for such coverage, and such payment shall be credited with interest at an annual rate equal to the Prime Rate, compounded quarterly, and thereafter such coverage shall be provided at the expense of the Company for the remainder of the period ending on the second anniversary of the Effective Date; and
     (3) If the Effective Date is prior to a Change of Control pursuant to Section 1(a)(ii), then the Company shall fulfill its obligations hereunder by providing retroactive welfare benefits coverage to the Executive’s Date of Termination and, if the Executive has paid COBRA premiums for health care coverage from the Date of Termination through the date of the Change of Control, the Company shall reimburse the Executive for the aggregate amount of such COBRA premiums within thirty (30) business days following the Change of Control, without liability for interest thereon; and
     iii. to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive pursuant to this Agreement under any plan, program, policy or practice or contract or agreement of the Company and its Affiliated Companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
     (b) Death. If the Executive’s Termination of Employment is by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of the Special Termination Amount and the timely payment or provision of Other Benefits. The Special Termination Amount shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include, and the Executive’s family shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and any of its Affiliated Companies to surviving families of peer executives of the Company and such Affiliated Companies under such plans, programs, practices and policies relating to family death benefits, if any, as in effect with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its Affiliated Companies and their families.
     (c) Disability. If the Executive’s Termination of Employment is by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Special Termination Amount and the timely payment or provision of Other Benefits. The Special Termination Amount shall be paid to the Executive at the same time and in the same manner as the payment would be made pursuant to Section 5(a). With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and Other Benefits at least equal to the most favorable of those generally provided by the Company and its Affiliated Companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliated Companies and their families.
     (d) Termination by Company for Cause; Termination by Executive for Other than for Good Reason.
     i. If the Executive’s Termination of Employment during the Employment Period is by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his Annual Base Salary through the Date of Termination (subject to any deferral election then in effect) and the payment, in accordance with the terms of the Johnson Controls, Inc. Executive Deferred Compensation Plan and the Johnson Controls, Inc. Retirement Restoration Plan (or other relevant nonqualified deferred compensation plan), of any previously vested amounts, in each case to the extent theretofore unpaid.
     ii. If the Executive voluntarily Terminates Employment during the Employment Period, excluding a Termination of Employment for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) business days of the Executive’s Separation from Service; provided that if the Executive is a Specified Employee, payment will be delayed until no earlier than six (6) months and no later than seven (7) months after the date of Separation from Service, and, if so delayed, such payment shall be credited with interest at an annual rate equal to the Prime Rate, compounded quarterly.
     16. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
     17. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, except as provided in Section 6(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the Prime Rate, compounded quarterly. The Company shall make such payment to the Executive within thirty (30) business days (but in no event later than the end of the calendar year following the calendar year in which the Executive incurred such fees and expenses) following receipt from the Executive of documentation substantiating such fees and expenses.
     18. Certain Additional Payments by the Company.
     (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (and any interest or penalty imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Safe Harbor Amount, then no Gross Up Payment shall be made to the Executive and the amounts payable under this Agreement shall be reduced so that the Parachute Value of all Payments, in aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable shall be made by first reducing the Payments under Section 5(a)(i)(B), unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amount payable under this Agreement would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to Section 8(a). The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s Termination of Employment.
     (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP or such other certified public accounting firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive: (1) if the Effective Date is prior to a Change of Control pursuant to Section 1(a)(ii), within thirty (30) business days following the Change of Control, or if later, within five (5) business days of the receipt of the Accounting Firm’s determination, but no later than 2 1/2 months following the year in which the Change of Control occurs; (2) if the Executive’s Termination of Employment is on or after a Change of Control and the Executive is a Specified Employee, no earlier than six (6) months and no later than seven (7) months after the date of the Executive’s Separation from Service, and such Gross-Up Payment shall be credited with interest at an annual rate equal to the Prime Rate, compounded quarterly or (3) otherwise, within ninety (90) days following the Executive’s Separation from Service; provided that the Executive shall not have discretion to choose the tax year in which the Gross-Up Payment shall be made if the calendar year ends during any such payment period.
          Notwithstanding the foregoing, if the Executive is required to pay the excise tax imposed under Code Section 4999 prior to the applicable payment date for the Gross-Up Payment described hereinabove (such as, for instance, because other payments due to the Executive without regard to this Agreement cause the Excise Tax to be due), then the Company shall promptly reimburse the Executive for the amount of Excise Taxes paid by the Executive under Code Section 4999, plus an amount equal to the additional taxes imposed on the Executive due to the Company’s reimbursement of the Excise Tax and such additional taxes. In no event shall the payment described in this paragraph be paid to the Executive later than the end of the calendar year following the year in which the Executive remits such taxes. In such event, the Gross-Up Payment, if and when paid, shall be reduced by the payment previously made to the Executive under this paragraph.
          If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred. Any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive following the date the Executive remits the taxes, or if earlier, the date the Internal Revenue Service assesses such additional taxes, but no later than the calendar year following the calendar year in which the Executive remits the additional taxes. The Executive shall provide written notice to the Company and documentation substantiating the amount of additional taxes paid or assessed.
     (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
     i. give the Company any information reasonably requested by the Company relating to such claim,
     ii. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
     iii. cooperate with the Company in good faith in order to effectively contest such claim, and
     iv. permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after the Company’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          Notwithstanding any other provision of this Section 8, the Company, may in its sole discretion, in lieu of making a payment to the Executive, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.
          Definitions. The following terms shall have the following meanings for purposes of this Section 8.
          “Excise Tax” shall mean the Excise Tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with the respect to such Excise Tax.
          “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
          A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
          The “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
          “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.
     19. Confidential Information. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). During employment and for two years after the Executive’s Termination of Employment, the Executive, except as may otherwise be required by law or legal process, shall not use any such information except on behalf of the Company and shall not communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. This covenant shall survive the termination of this Agreement. Nothing in this paragraph is intended or shall be construed to limit in any way Executive’s independent duty not to misappropriate Trade Secrets of the Company.
     (b) “Trade Secret” means information of the Company and its Affiliated Companies, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts by the Company or an Affiliated Company to maintain its secrecy that are reasonable under the circumstances. During employment with the Company and its Affiliated Companies, Executive shall preserve and protect Trade Secrets from unauthorized use or disclosure, and after Termination of Employment, Executive shall not use or disclose any Trade Secret until such time as that Trade Secret is no longer a secret as a result of circumstances other than a misappropriation involving the Executive.
     20. Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
     (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effective date of such purchase, merger, consolidation or other transaction shall be a breach of this Agreement constituting “Good Reason” hereunder, except that for purposes of implementing the foregoing, the date upon which such purchase, merger, consolidation or other transaction becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     21. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:

If to the Company:
Johnson Controls, Inc.
5757 North Green Bay Avenue
Milwaukee, Wisconsin 53209
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. In addition, if prior to the date of payment of any payment hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due with respect to any payment or benefit to be provided hereunder, the Company shall (unless otherwise directed by the Executive, to the extent such direction does not cause a violation of Code Section 409A) provide for an immediate payment of the amount needed to pay the Executive’s portion of such tax (plus an amount equal to the taxes that will be due on such amount) and the Special Termination Amount shall be reduced accordingly.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to Terminate Employment for Good Reason pursuant to Section 4(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. Moreover, if prior to the Effective Date, (i) the Executive’s employment with the Company terminates or (ii) the Executive ceases to be an officer of the Company, then the Executive shall have no further rights under this Agreement. From and after the Effective Date, this Agreement shall supersede any other employment agreement between the parties.
     (g) This Agreement shall be governed by the laws of the State of Wisconsin, without reference to conflict of law principles thereof.
     i. If, after a Change of Control, any payment amount or the value of any benefit under this Agreement is required to be included in an Executive’s income prior to the date such amount is actually paid or the benefit provided as a result of the failure of this Agreement (or any other arrangement that is required to be aggregated with this Agreement under Code Section 409A) to comply with Code Section 409A, then the Executive shall receive a payment, in a lump sum, within ninety (90) days after the date it is finally determined that the Agreement (or such other arrangement that is required to be aggregated with this Agreement) fails to meet the requirements of Section 409A of the Code; such payment shall equal the amount required to be included in the Executive’s income as a result of such failure and shall reduce the amount of payments or benefits otherwise due hereunder.
     ii. The Company and the Executive intend the terms of this Agreement to be in compliance with Section 409A of the Code. To the maximum extent permissible, any ambiguous terms of this Agreement shall be interpreted in a manner which avoids a violation of Section 409A of the Code.
     (h) To avoid a violation of Section 409A of the Code, the Executive acknowledges that, with respect to payments that may be payable or benefits that may be provided under this Agreement that are subject to Section 409A of the Code and that are not timely paid or provided, the Executive must make a reasonable, good faith effort to collect any payment or benefit to which the Executive believes the Executive is entitled hereunder no later than ninety (90) days after the latest date upon which the payment should have been made or benefit provided under this Agreement, and if not paid or provided, must take further enforcement measures within one hundred eighty

(180) days after such latest date. Failure to comply with these deadlines will not result in the loss of any payment or benefit to which the Executive is otherwise entitled.
          IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

JOHNSON CONTROLS, INC.

By:
Stephen A. Roell, CEO

31